Exhibit 99.1

JohnsonDiversey, Inc. Chief Executive Officer Announces Retirement

September 9, 2005, 4:00 EST

RACINE, WI – (BUSINESS WIRE) – JohnsonDiversey, Inc. President and Chief Executive Officer Greg Lawton today announced his coming retirement.

The company has begun an external search for Mr. Lawton’s successor. Mr. Lawton will remain in his current role until his successor is named.

Mr. Lawton cited the substantial growth of the company during his tenure. The company has grown from a business with about 3,000 employees and $1 billion in net sales to a global company with more than 12,000 employees and $3.2 billion of net sales.

“Throughout these remarkable years, I’ve always been impressed by the hard work and passion of our employees and the deep commitment by Curt Johnson to build an innovative, growing company that serves our customers with excellence,” Mr. Lawton said. “JohnsonDiversey has a wonderful future ahead of it, and I’ll do everything I can in these next few months to ensure a smooth transition to new leadership.”

Company Chairman S. Curtis Johnson cited Mr. Lawton’s leadership and integrity during a time of significant change for the company.

“I’d like to congratulate Greg for his able leadership of this company for the past seven years,” said Chairman S. Curtis Johnson. “Our Board of Directors and the entire Johnson Family appreciates Greg’s hard work and integrity and wish him well as he pursues new opportunities.”

Mr. Johnson said the past seven years have been a time of extraordinary change and growth for the company.

“Our new president and chief executive officer will be charged to build on this foundation by streamlining our business and positioning our portfolio for future growth and profitability,” Mr. Johnson said.

Mr. Lawton joined Johnson Wax Professional as President and Chief Operating Officer in January 1999 and was made Chief Executive Officer in September 2000. Prior to Johnson Wax Professional, Greg was president of NuTone, Inc., a supplier to the home building products industry, from 1994 to 1998. He worked for Procter & Gamble from 1972 to 1994.

With sales into more than 120 countries, JohnsonDiversey, Inc. is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey, Inc. serves customers in the lodging, food services, retail, health care, food and beverage sectors as well as building service contractors worldwide.

Contact:

John Matthews, Vice President Global Communications

(262) 631-2206

john.matthews@johnsondiversey.com